Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation
Cyngn Singapore PTE. LTD.(1)	Singapore

(1)	Cyngn Singapore PTE. LTD. is being dissolved.